Exhibit 99.(a)(1)(L)

STOCK OPTION AMENDMENT

AND

BONUS AGREEMENT

AGREEMENT made by VeriSign, Inc. (the “Company”) which shall be effective on the date executed by a validly-authorized officer of the Company.

WHEREAS, the Company previously granted to [Insert Name] (the “Eligible Optionee”) the options identified on attached Schedule I (the “Eligible Options”) to purchase shares of the Company’s common stock under the Company’s 1998 Equity Incentive Plan and/or 2001 Stock Incentive Plan (individually, the “Plan” and collectively, the “Plans”).

WHEREAS, in order to avoid adverse tax consequences under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Eligible Optionee desires to amend each of the Eligible Options to increase the exercise price per share to be in effect for the unexercised portion of that Eligible Option which is subject to Section 409A and identified as such on Schedule I (the “Covered Portion”) to the higher exercise price per share indicated for that portion of such Eligible Option on Schedule I.

WHEREAS, in order to compensate Eligible Optionee for the increased exercise prices to be in effect for the Covered Portions of the Eligible Options, the Company is willing to pay Eligible Optionee a special cash bonus in a dollar amount equal to the aggregate increase in the exercise prices for the Covered Portions of the Eligible Options listed on Schedule I, with the actual dollar of that bonus indicated as the Total Cash Bonus on Schedule I.

NOW THEREFORE, the parties hereby agree as follows:

1. Increased Exercise Price. The exercise price per share for each of the Eligible Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Eligible Option, to the higher exercise price per share set forth for that Eligible Option on Schedule I.

2. Cash Bonus. Eligible Optionee shall become entitled to receive a cash bonus from the Company (the “Cash Bonus”) in the gross dollar amount indicated as his or her Total Cash Bonus on attached Schedule I. Payment shall be made on the Company’s first regularly-scheduled payroll date after January 1, 2008, which is scheduled to be January 4, 2008. However, the Cash Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and Eligible Optionee shall be paid only the net amount of such bonus remaining after such taxes have been collected. Eligible Optionee need not remain in the Company’s employ to receive the Cash Bonus.

3. Entire Agreement. This Agreement, together with any stock option agreements (to the extent not expressly amended hereby) and the Plans, represents the entire agreement of the parties with respect to the Eligible Options, the Covered Portions thereof and the Cash Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Eligible Options and the Cash Bonus. This Agreement may be amended at any time only by means of a writing signed by Eligible Optionee and an authorized officer of the Company.

4. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Eligible Options, no other terms or provisions of the Option Agreements for such Eligible Options or the Plan have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

*  *  *  *  *  *  *  *

IN WITNESS WHEREOF, this Agreement has been executed on behalf of VeriSign, Inc. by a duly-authorized officer on the date indicated below.

VERISIGN, INC.

By:
Name:
Title:

DATED: August     , 2007

SCHEDULE I

AMENDED OPTION AND CASH BONUS

Grant Date	Grant No.	Total Number of Shares Subject to Outstanding Option	Exercise Price Per Share Prior to Amendment	New Exercise Price Per Share Following Amendment	Number of Outstanding Option Shares Subject to Amended Exercise Price	Number of Outstanding Option Shares Not Subject to Amended Exercise Price	Cash Bonus Payable on First Regularly Scheduled Payroll Date Following January 1, 2008
		$		$			$
		$		$			$
		$		$			$

Total Cash Bonus: $

Note: This schedule will be completed by the Company and sent to you at your VeriSign email address as soon as practicable following the Amendment Date.